Thursday, May 15, 2014

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES APPOINTMENT OF EXECUTIVE OFFICERS

Lakeville, Connecticut, May 15, 2014/GlobeNewswire…Salisbury Bancorp, Inc. (“Salisbury”), NASDAQ Capital Market: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced the appointment of three new Executive Officers of Salisbury effective May 14, 2014.

Todd M. Clinton was named Executive Vice President and Chief Risk Officer. Mr. Clinton, age 52, has served as Senior Vice President, Chief Technology and Compliance Officer of the Bank since June of 2002. Prior to that he served as Operations Officer of the Bank from September of 1997 to June of 2002. Mr. Clinton is a graduate of the Connecticut School of Finance and Management and the ABA Compliance Management School with more than 25 years of experience in community banking.

Richard P. Kelly was named Executive Vice President and Chief Lending Officer. Mr. Kelly, age 55, joined the Bank in April 2013 as Vice President, Senior Commercial Lender. In October of 2013 he was appointed to serve as the Bank’s Senior Vice President and Chief Lending Officer. Mr. Kelly is a graduate of Hamilton College with a BA in Economics and has worked in commercial banking for more than 20 years.

Elizabeth A. Summerville was named Executive Vice President and Chief Retail Officer. Mrs. Summerville, age 54, has served as the Bank’s Senior Vice President, Retail Banking since January of 2007. Prior to that, she served as the Bank’s Vice President, Special Projects from January of 2004 to December of 2006. Mrs. Summerville is a graduate of the ABA Compliance Management School, the New England School of Banking, and has received her AIB Applied Banking Certificate. She has more than 35 years of banking experience.

“I am delighted to have on our team these individuals with the experience and leadership qualities to successfully lead key areas of Salisbury’s business and participate in significant policy-making functions of Salisbury,” stated Rick Cantele, President and CEO of Salisbury. “I look forward to continuing to work together with Todd, Dick and Betsy as we focus on our commitment to our stakeholders and the long-term success of our company.”

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ materially from results discussed in the forward-looking statements.